Exhibit 99.1

SM&A

AMENDMENT NO. 7 TO EMPLOYMENT AGREEMENT

OF

STEVEN S. MYERS

This Amendment No.7 to Employment Agreement (this “Amendment”) is entered into as of December 19, 2006 by and between SM&A, a Delaware corporation (“SM&A”), and Steven S. Myers (“Employee”), with reference to the following:

A.            SM&A and Employee are parties to that certain Employment Agreement effective as of February 1, 2000, as amended by Amendment No. 1 to Employment Agreement dated as of December 29, 2000, Amendment No. 2 to Employment Agreement dated as of January 11, 2002, Amendment No. 3 to Employment Agreement dated as of January 30, 2003, and Amendment No. 4 to Employment Agreement dated as of January 20, 2004, Amendment No. 5 to Employment Agreement dated August 9, 2004 and Amendment No. 6 to Employment Agreement dated April 17, 2006 (as amended, the “Employment Agreement”) pursuant to which Employee has agreed to perform services for SM&A on the terms and conditions set forth therein.

B.            Employee and SM&A desire to amend the Employment Agreement to reflect certain agreed upon changes in the terms thereof.

NOW, THEREFORE, in consideration of the promises and obligations contained herein, and in the Employment Agreement, SM&A and Employee agree to amend the Employment Agreement as follows, with each such amendment to become effective as of January 1, 2007:

1.             Term.  Section 1.2 of the Employment Agreement and any corresponding amendments as referenced above shall be amended and restated to read in its entirety as follows:

1.2.          This Agreement shall be effective as of February 1, 2000 (the “Effective Date”) and shall terminate on March 31, 2007 unless sooner terminated pursuant to the terms set forth below.

2.             Incentive Compensation:  Paragraph 7 of Exhibit A to the Employment Agreement, entitled “Incentive Bonus”, and any corresponding amendments as referenced above shall be amended and restated to read in its entirety as follows:

“In addition to the Base Salary described above, Employee will be eligible to receive incentive compensation under the terms of a plan for the SM&A executive team adopted for fiscal year 2007 by the

Compensation Committee of the Board of Directors.  The incentive compensation plan shall be adopted as promptly as possible following the Board of Directors approval of SM&A’s internal Operating Plan for fiscal year 2007.  The annual target for incentive compensation will be $200,000 but the amount earned will be contingent upon actual performance to be identified in the incentive compensation plan.  A prorated portion of the bonus would be paid for each quarter that the incentive compensation targets are met.

3.             General.  Headings used in this Amendment are for convenience only and are not intended to affect the meaning or interpretation of this Amendment.  Except as set forth in this Amendment, the Employment Agreement shall remain in full force and effect.  The Employment Agreement (as superseded in part by this Amendment) each prior amendment, and this Amendment constitute the entire agreement among the parties with respect to the subject matter hereto and supersedes any and all other agreements, either oral or in writing, among the parties with respect to the subject matter hereof.  Each party represents and warrants to the other that the Employment Agreement and this Amendment constitute the legal, valid and binding obligation of such party, enforceable in accordance with their terms.  Any other amendment or modification may only be in a writing executed by all of the parties hereto.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of December 19, 2006.

SM&A

By:	/s/ Joseph B. Reagan
Joseph B. Reagan Chairman, Compensation Committee

/s/ Steven S. Myers
Steven S. Myers